Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this 22nd day of May, 2017, by and between SmartBank, a banking corporation organized under the laws of the State of Tennessee (“Bank”), and Robert W. Kuhn, Jr., a resident of the State of Alabama (“Employee”). Bank and Employee are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”

R E C I T A L S

A. Simultaneously with the Parties’ execution of this Agreement, SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), Bank, Capstone Bancshares, Inc., an Alabama corporation (“Bancshares”), and Capstone Bank, a banking corporation organized under the laws of the State of Alabama (“Capstone”), have entered into an Agreement and Plan of Merger dated May 22, 2017, which contemplates the merger of Bancshares with and into SmartFinancial (the “Holding Company Merger”), with SmartFinancial to be the corporation to survive the Holding Company Merger, and the subsequent merger of Capstone with and into Bank immediately following the Holding Company Merger (the “Bank Merger”), with Bank to the banking corporation to survive the Bank Merger.

B. Employee is currently employed as President and Chief Executive Officer of Capstone, and the Parties desire to provide in this Agreement for Employee’s employment by Bank as Regional President of Bank following the Bank Merger and to set forth in writing in this Agreement the terms and conditions of Employee’s employment with Bank.

AGREEMENT

In consideration of the premises set forth above, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a) “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.

(b) “Agreement” shall mean this Employment Agreement together with any amendments hereto made in the manner described in this Agreement.

(c) “Area” shall mean (i) during the period of Employee’s employment, a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) in the State of Alabama maintained by Bank or its Affiliates from time to time during the period of Employee’s employment and (ii) following the period of Employee’s employment, a radius of 50 miles from each banking office (whether a main office, branch office, or loan or deposit production office) in the State of Alabama maintained by Bank or its Affiliates as of the last day of Employee’s employment.

(d) “Board of Directors” shall mean the board of directors of Bank or, where appropriate, any committee or other designee thereof.

(e) “Business of Bank” shall mean any business conducted by Bank or any of its Affiliates, including the business of commercial, retail, and consumer banking.

(f) “Cause” shall mean, in the context of the termination of this Agreement by Bank:

(i) a breach of the terms of this Agreement by Employee not cured by Employee within 15 business days after Employee’s receipt of Bank’s written notice thereof, including without limitation failure by Employee to perform Employee’s duties and responsibilities in the manner and to the extent required under this Agreement;

(ii) any act by Employee of fraud against, misappropriation from, or dishonesty to Bank or any Affiliate of Bank;

(iii) the conviction of Employee of, or Employee’s plea of guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;

(iv) conduct by Employee that amounts to willful misconduct, gross neglect, or a material failure to perform Employee’s duties and responsibilities hereunder, including prolonged absences without the written consent of the President or Chief Executive Officer of Bank; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Employee who shall have 15 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the President or Chief Executive Officer of Bank, susceptible to a cure;

(v) the exhibition by Employee of a standard of behavior within the scope of or related to Employee’s employment that is in violation of (i) any written policy of Bank or any Affiliate of Bank, which violation results in or is reasonably likely to result in a material loss or regulatory criticism, (ii) any board committee charter of Bank or any Affiliate of Bank, or (iii) any code of ethics or business conduct (or similar code) of Bank or any Affiliate of Bank; provided that in each case the nature of such behavior shall be set forth with reasonable particularity in a written notice to Employee who shall have 15 business days following delivery of such notice to cure such alleged behavior, provided that such behavior is, in the reasonable discretion of the President or Chief Executive Officer of Bank, susceptible to a cure;

(vi) conduct or behavior by Employee that has harmed the business or reputation of Bank or any Affiliate of Bank, including without limitation conduct or behavior that is unethical or involves moral turpitude;

(vii) receipt of any form of written notice that any regulatory agency or authority having jurisdiction over Bank or any Affiliate of Bank has instituted any form of regulatory action against Employee; or

(viii) Employee’s removal from office or permanent prohibition from participating in the conduct of the affairs of Bank or any Affiliate of Bank by an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).

(g) “Change in Control” shall mean:

(i) a change in the ownership of Bank or SmartFinancial within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v); or

(ii) a change in the ownership of a substantial portion of Bank’s or

SmartFinancial’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Competing Business” shall mean any person (other than an Affiliate of Bank) that is conducting any business that is the same or substantially the same as the Business of Bank.

(j) “Confidential Information” shall include, without limitation, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, and client lists of Bank or any Affiliate of Bank, or relating to their respective businesses, or of any other person that has entrusted information to Bank or any Affiliate of Bank in confidence. The foregoing list is not exhaustive, and the term “Confidential Information” shall also include other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Employee in the course of Employee’s employment by Bank. The term “Confidential Information” shall not include information that, through no direct or indirect fault of Employee or person(s) acting on Employee’s behalf, is generally available to and known by the public at the time of disclosure to Employee or thereafter becomes generally available to and known by the public.

(k) “Disability” shall mean the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(l) “Good Reason” shall mean, in the context of the termination of this Agreement by Employee:

(i) a material diminution in Employee’s authority, duties, or responsibilities which is not consented to by Employee in writing;

(ii) a material diminution in Employee’s Annual Base Salary which is not consented to by Employee in writing;

(iii) a change in the location of Employee’s primary office such that Employee is required to report regularly to an office located outside of a 50-mile radius from the location of Employee’s primary office as of the Effective Date, which change is not consented to by Employee in writing; or

(iv) a material breach by Bank of any material provision of this Agreement

(m) “IRS” shall mean the United States Internal Revenue Service.

(n) “Post-Termination Period” shall mean a period of 36 months following the effective date of the termination of Employee’s employment.

(o) “Separation from Service” shall have the meaning set forth in, and whether Employee has experienced a Separation from Service shall be determined by Bank in accordance with, Treasury Regulations § 1.409A-1(h).

2. Employee Duties.

(a) Position(s); Reporting. Employee shall be employed as Regional President of Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Employee from time to time in connection with the conduct of the business of Bank. The duties and responsibilities of Employee shall be commensurate with those of individuals holding similar positions at other banks similarly organized. Employee shall report to the Chief Lending Officer of Bank.

(b) Full-Time Status. In addition to the duties and responsibilities specifically assigned to Employee under Section 2(a), Employee shall:

(i) subject to Section 2(c), during regular business hours, devote substantially all of Employee’s time, energy, attention, and skill to the performance of the duties and responsibilities of Employee’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii) diligently follow and implement all reasonable and lawful policies and decisions communicated to Employee; and

(iii) timely prepare and forward to the requesting party(ies) all reports and accountings as may be reasonably requested of Employee.

(c) Permitted Activities. Employee shall devote substantially all of Employee’s business time, attention, and energies to the Business of Bank and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, provided that, as long as the following activities do not interfere with Employee’s obligations to Bank, this Section 2(c) shall not be construed as preventing Employee from:

(i) investing Employee’s personal assets in any manner which will not require any services on the part of Employee in the operations or affairs of the subject entity and in which Employee’s participation is solely that of an investor, provided that such investment activity following the Effective Date shall not result in Employee owning beneficially at any time 2% or more of the equity securities of any Competing Business; or

(ii) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, so long as any such activities do not interfere with the ability of Employee to effectively discharge Employee’s duties and responsibilities hereunder, provided that the President or Chief Executive Officer of Bank may direct Employee in writing to resign from any such organization and/or cease any such activities should the President or Chief Executive Officer of Bank reasonably conclude that continued membership in such organization and/or activities of the type identified would not be in the best interests of Bank.

3. Term of Employment. The effectiveness of this Agreement is expressly contingent upon the consummation of the Bank Merger. Accordingly, the initial term of this Agreement (the “Initial Term”), and the Parties’ employment relationship hereunder, shall commence on and as of the calendar day immediately following the effective date of the Bank Merger (the “Effective Date”) and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the third anniversary of the Effective Date. At the end of the Initial Term (and the end of any one-year renewal term), this Agreement will automatically renew for an additional, successive term of one year, unless either Party gives the other Party written notice of such Party’s intent to terminate this Agreement as of the end of the Initial Term (or then-current renewal term) at least 90 days prior to the end of the Initial Term (or then-current renewal term). The Initial Term and any and all renewal terms are referred to together herein as the “Term.”

4. Compensation. Bank shall compensate Employee as follows during Employee’s period of employment hereunder, except as otherwise provided below:

(a) Annual Base Salary. Employee shall be compensated at a base annual rate of $259,560 per year (the “Annual Base Salary”). Employee’s Annual Base Salary will be reviewed by the compensation committee of SmartFinancial’s board of directors at least annually, in accordance with the compensation committee’s charter and any procedures adopted by the compensation committee, for adjustment based on an evaluation of Employee’s performance. Employee’s Annual Base Salary shall be payable in accordance with Bank’s normal payroll practices.

(b) Annual Incentive Compensation.

(i) Employee shall be eligible to receive such annual incentive compensation, if any, as may be determined by, and based on performance measures established by, the board of directors of SmartFinancial (or its designee) consistent with the strategic plan of SmartFinancial, pursuant to any incentive compensation plan or program that may be adopted from time to time by the board of directors of SmartFinancial (“Incentive Compensation”).

(ii) Any Incentive Compensation earned shall be payable in cash not later than March 15th of the year following the year in which the Incentive Compensation is earned in accordance with Bank’s normal practices for the payment of short-term incentives. The payment of any Incentive Compensation shall be subject to and conditioned on Employee being employed by Bank on December 31st of the year in which the Incentive Compensation is earned, Employee’s employment with Bank having not been terminated by Bank for Cause prior to the payment of such Incentive Compensation, and any approvals or non-objections required from or by any regulatory authority having jurisdiction over Bank or any Affiliate of Bank, and it is understood by the Parties that it is contemplated that Employee may not be eligible to receive any such Incentive Compensation or other short-term incentive compensation if Bank or any Affiliate of Bank is subject to restrictions imposed by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, or any other regulatory authority, or if Bank is otherwise restricted from making payment of such compensation under applicable law.

(c) Automobile. Bank will provide Employee with an automobile owned or leased by Bank for use by Employee in the course of his employment. Employee acknowledges that Bank makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(c).

(d) Cellular Telephone. Bank will provide Employee with a cellular telephone for use by Employee in the course of his employment. Employee acknowledges that Bank makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(d).

(e) Club Dues. Bank will pay on Employee’s behalf or reimburse Employee for, at the election of Bank, club dues in an amount not to exceed $1,000 per month. Employee acknowledges that Bank makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(e).

(f) Business Expenses. Subject to the reimbursement policies of Bank in effect from time to time and consistent with the annual budget approved for the period during which an expense is incurred, Bank will reimburse Employee for reasonable and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder; provided, however, that, as a condition to any such reimbursement, Employee shall submit verification of the nature and amount of such expenses in accordance with said reimbursement policies. Employee acknowledges that Bank makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(f).

(g) Paid Leave. On a non-cumulative basis, Employee shall be entitled to 25 days paid leave per calendar year, prorated for any partial calendar year of service. The provisions of this Section 4(g) shall apply notwithstanding any less generous paid leave policy then maintained by Bank, but Employee’s use of such paid leave shall otherwise be in accordance with Bank’s paid leave policy as in effect from time to time.

(h) Other Benefits. In addition to the benefits specifically described in this Agreement, Employee shall be entitled to such other benefits as may be available from time to time to similarly situated employees of Bank, including, by way of example only, retirement plan and health, dental, life, and disability insurance benefits. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, Bank’s standard policies and practices relating to such benefits.

(i) Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement described in this Agreement must be incurred by Employee during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Bank must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement, nor in-kind benefits, shall be subject to liquidation or exchange for other benefits.

(j) Claw Back of Compensation. Employee agrees to repay any compensation previously paid or otherwise made available to Employee that is subject to recovery under any applicable law, rule, or regulation (including any rule of any exchange or service on or through which any securities of SmartFinancial are listed or traded). Employee agrees to repay promptly any such compensation identified by Bank or SmartFinancial. If Employee fails to repay any such compensation promptly, Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to Employee under this Agreement or otherwise. Employee acknowledges that Bank may take appropriate disciplinary action (up to, and including, termination of employment) if Employee fails to repay any such compensation. The provisions of this Section 4(j) shall be modified to the extent, and remain in effect for the period, required by applicable law, rule, or regulation.

5. Termination of Employment.

(a) Termination by Bank. During the Term, Employee’s employment, and this Agreement, may be terminated by Bank:

(i) at any time for Cause (as determined by the President or Chief Executive Officer of Bank); or

(ii) at any time without Cause, provided that (A) Bank shall give Employee at least 30 days prior written notice of its intent to terminate and (B) if Employee’s employment, and this Agreement, is terminated by Bank without Cause during the Initial Term, Bank shall be required to (1) pay to Employee a severance benefit equal to 2.99 times Employee’s Annual Base Salary as of the date of termination, said benefit to be paid in equal monthly installments, each such payment to be considered a separate and distinct payment for purposes of Section 409A of the Code, commencing (subject to Section 23(b), if applicable) on the first pay period following the Employee’s date of termination and continuing over the course of the following 36-month period in accordance with Bank’s normal payroll practices, and (2) reimburse Employee for the monthly premium paid by Employee for health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and his dependents (such reimbursement to be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment) until the earlier of (x) the 18-month anniversary of the date of termination of Employee’s employment and (y) the date Employee is no longer eligible to receive COBRA continuation coverage (as applicable, the “COBRA End Date”), and, during the period beginning on the COBRA End Date and ending on the 36-month anniversary of the date of termination of Employee’s employment (the “Extended Coverage Period”), reimburse Employee up to $1,500 per month for premiums paid by Employee for individual health insurance coverage for Employee or for family health insurance coverage for Employee, his spouse and his dependents (such reimbursement to be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment). During the Extended Coverage Period, (i) Employee shall have no right to accelerate or defer any reimbursement, (ii) reimbursement will be available only for health insurance premiums described above, (iii) reimbursements made for any month will not affect reimbursements for any other month, (iv) Employee shall have no right to any other payment or benefit in lieu of reimbursement and (v) reimbursement must be made no later than the end of the year following the year in which the reimbursable expense was incurred. Reimbursements under this Section are intended to be and shall be interpreted in such a manner as to comply with or be exempt from Section 409A of the Code and regulations issued thereunder. Notwithstanding the foregoing, (y) Bank’s reimbursement obligations under clause (B)(2) of this Section 5(a)(ii) shall cease on the date on which Employee becomes eligible to receive substantially similar coverage from another employer or other source and (z) if Bank making payments under clause (B)(2) of this Section 5(a)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 5(a)(ii) in such manner as is necessary to comply with the ACA.

(b) Termination by Employee. During the Term, Employee’s employment, and this Agreement, may be terminated by Employee:

(i) at any time for Good Reason, provided that (A) before terminating this Agreement for Good Reason, (1) Employee shall give notice to Bank of the existence of Good Reason for termination, which notice must be given by Employee to Bank within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination and (2) Bank shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (B) such termination must occur with 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination. In the event of the termination of Employee’s employment, and this Agreement, for Good Reason during the Initial Term, Bank shall be required to (A) pay to Employee a severance benefit equal to (1) if termination is for Good Reason as defined in Section 1(l)(i), Section 1(l)(iii), or Section 1(l)(iv), 2.99 times Employee’s Annual Base Salary as of the date of termination, said benefit to be paid in equal monthly installments, each such payment to be considered a separate and distinct payment for purposes of Section 409A of the Code, commencing (subject to Section 23(b), if applicable) on the first pay period following the Employee’s date of termination and continuing over the course of the following 36 month period in accordance with Bank’s normal payroll practices, or (2) if termination is for Good Reason as defined in Section 1(l)(ii), 2.99 times Employee’s Annual Base Salary immediately prior to the diminution in Annual Base Salary giving rise to termination, said benefit to be paid in equal monthly installments, each such payment to be considered a separate and distinct payment for purposes of Section 409A of the Code, commencing (subject to Section 23(b), if applicable) on the first pay period following the Employee’s date of termination and continuing over the course of the following 36-month period in accordance with Bank’s normal payroll practices, and (B) reimburse Employee for the monthly premium paid by Employee for health continuation coverage under COBRA for himself and his dependents (such reimbursement to be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment) until the COBRA End Date, and, during the Extended Coverage Period, reimburse Employee up to $1,500 per month for premiums paid by Employee for individual health insurance coverage for Employee or for family health insurance coverage for Employee, his spouse and his dependents (such reimbursement to be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment). During the Extended Coverage Period, (i) Employee shall have no right to accelerate or defer any reimbursement, (ii) reimbursement will be available only for health insurance premiums described above, (iii) reimbursements made for any month will not affect reimbursements for any other month, (iv) Employee shall have no right to any other payment or benefit in lieu of reimbursement and (v) reimbursement must be made no later than the end of the year following the year in which the reimbursable expense was incurred. Reimbursements under this Section are intended to be and shall be interpreted in such a manner as to comply with or be exempt from Section 409A of the Code and regulations issued thereunder. Specifically, the provisions of Treasury Regulations Sections 1.409A-1(b)(9)(v)(A)-(B) and 1.409A-3(i)(1)(iv) are incorporated herein by reference.    Notwithstanding the foregoing, (y) Bank’s reimbursement obligations under clause (B) of the second sentence of this Section 5(b)(i) shall cease on the date on which Employee becomes eligible to receive substantially similar coverage from another employer or other source and (z) if Bank making payments under clause (B) of the second sentence of this Section 5(b)(i) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this Section 5(b)(i) in such manner as is necessary to comply with the ACA; or

(ii) at any time without Good Reason (provided that Employee shall give Bank at least 60 days prior written notice of Employee’s intent to terminate).

(c) Termination Upon Disability. During the Term, Employee’s employment, and this Agreement, may be terminated by Bank upon the Disability of Employee (provided that Bank shall give Employee at least 30 days prior written notice of its intent to terminate). For the avoidance of doubt, termination for Disability under this Section 5(c) shall not be considered termination without Cause.

(d) Termination Upon Death. Employee’s employment, and this Agreement, shall terminate automatically upon the death of Employee. For the avoidance of doubt, termination of Employee’s employment, and this Agreement, upon the death of Employee under this Section 5(d) shall not be considered termination without Cause.

(e) Termination by Mutual Agreement. During the Term, Employee’s employment, and this Agreement, may be terminated at any time by mutual written agreement of the Parties.

(f) Effect of Termination; Resignation. Upon the termination of Employee’s employment hereunder, Bank shall have no further obligations to Employee or Employee’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4(a)-4(b) hereof as of the effective date of the termination of Employee’s employment and any payment(s) required by Section 5(a)(ii) or Section 5(b)(i) of this Agreement. Further, upon the termination of Employee’s employment hereunder, if Employee is a member of the Board of Directors or the board of directors of SmartFinancial, or the board of directors of any Affiliate of Bank or SmartFinancial, Employee shall, at the request of Bank, resign from Employee’s position(s) on such boards, with any and all such resignations to be effective not later than the date on which Employee’s employment is terminated.

(g) Non-Renewal of Agreement. For the avoidance of doubt, the Parties expressly acknowledge and agree that the election by a Party to not renew this Agreement pursuant to Section 3 shall not give rise to any severance or other payment to Employee.

6. Change in Control.

(a) In the event of a Change in Control, Bank (or its successor) shall be required to pay to Employee an amount equal to 2.99 times Employee’s Annual Base Salary immediately prior to such Change in Control (the “Change in Control Benefit”), such Change in Control Benefit to be payable in one lump sum payment not later than 30 days following such Change in Control.

(b) In the event of a Change in Control, the Change in Control Benefit payable under Section 6(a) shall be the sole and exclusive benefit payable to Employee and, for the avoidance of doubt, in no event shall Employee be entitled to any additional benefit under Section 5 of this Agreement as a result of the termination of Employee’s employment and this Agreement (with or without Cause, for Good Reason, or otherwise) following such Change in Control.

7. Confidential Information.

(a) Employee understands and acknowledges that, during the course of Employee’s employment with Bank, Employee will have access to and learn of and about Confidential Information. Employee acknowledges and agrees that all Confidential Information of Bank or its Affiliates that Employee accesses, receives, learns of, or develops while Employee is employed by Bank shall be and will remain the sole and exclusive property of Bank and its Affiliates.

(b) Employee understands and acknowledges that Bank or its Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training their employees, and improving their offerings in the field of banking and financial services. Employee understands and acknowledges that, as a result of these efforts, Bank and its Affiliates have created and continue to use and create Confidential Information, and that the Confidential Information provides Bank and its Affiliates with a competitive advantage over others in the marketplace.

(c) Employee covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or in part, to any person whatsoever (including other employees of Bank or its Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of Bank or its Affiliates, and, in any event, not to anyone outside of the direct employ of Bank or its Affiliates except as required in the performance of Employee’s authorized employment duties to Bank or with the prior consent of the President or Chief Executive Officer of Bank in each instance (in which case such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Bank or any of its Affiliates, except as required in the performance of Employee’s authorized employment duties to Bank or with the prior consent of the President or Chief Executive Officer of Bank in each instance (in which case such access, use, copying, or removal shall be only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, rule, regulation, or order. Employee shall promptly provide written notice of any such order to the President and Chief Executive Officer of Bank.

(d) Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(ii) If Employee files a lawsuit for retaliation by Bank for reporting a suspected violation of law, Employee may disclose trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

(e) Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begins employment with Bank) and shall continue during and after Employee’s employment by Bank until such time as such Confidential Information has become public knowledge other than as a result of Employee’s breach of this Agreement or a breach by any person acting in concert with Employee or on Employee’s behalf.

(f) At any time upon request by Bank, and in any event upon termination of Employee’s employment with Bank, Employee will promptly deliver to Bank all property of or belonging to Bank, including without limitation all Confidential Information, then in Employee’s possession or control.

8. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-Competition. Employee agrees that, during the period of Employee’s employment by Bank hereunder and, following the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not (except on behalf of or with the prior written consent of Bank):

(i) within the Area, either directly or indirectly, on Employee’s own behalf or in the service of or on behalf of others, engage in any business, activity, enterprise, or venture competitive with the Business of Bank;

(ii) within the Area, either directly or indirectly, perform for any Competing Business any services that are the same as, or substantially the same as, the services Employee performs or performed for Bank;

(iii) within the Area, accept employment with or be employed by any person engaged in any business, activity, enterprise, or venture competitive with the Business of Bank; or

(iv) work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution within the Area.

(b) Non-Solicitation of Customers. Employee agrees that, during the period of Employee’s employment by Bank hereunder and, in the event of the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly (except on behalf of or with the prior written consent of Bank), on Employee’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any of Bank’s customers or any customers of any Affiliate of Bank, including prospective customers actively sought by Bank or any Affiliate of Bank with whom Employee has or had contact during the last two years of Employee’s employment with Bank, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Bank or any Affiliate of Bank.

(c) Non-Solicitation of Employees. Employee agrees that, during the period of Employee’s employment by Bank hereunder and, following the termination of Employee’s employment for any reason, for the duration of the Post-Termination Period, Employee will not directly or indirectly (except on behalf of or with the prior written consent of Bank), on Employee’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Bank or any Affiliate of Bank with whom Employee had contact during the last two years of Employee’s employment, regardless of whether such employee is a full-time, part-time, or temporary employee of Bank or an Affiliate of Bank or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.

(d) Non-Disparagement. Employee agrees that, both during the period of

Employee’s employment by Bank hereunder and following the termination of Employee’s employment, Employee will not make any disparaging statements or remarks (written or oral) about Bank or any Affiliate of Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives. Bank agrees that, both during the period of Employee’s employment by Bank hereunder and following the termination of Employee’s employment, Bank shall cause its directors and senior executive officers to refrain from making any disparaging statements or remarks (written or oral) about Employee.

(e) Modification. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Employee to those necessary to protect Bank from inevitable disclosure of Confidential Information and unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement.

(f) Tolling. Employee agrees that, in the event Employee breaches this Section 8, the Post-Termination Period shall be tolled during the period of such breach and shall be extended to 36 months after all breaches of this Agreement have ceased.

(g) Remedies. Employee agrees that the covenants contained in Section 7 and Section 8 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Bank and its Affiliates; and that irreparable loss and damage will be suffered by Bank should Employee breach any of such covenants. Therefore, Employee agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 7 or Section 8 of this Agreement and that, in such event, Bank shall not be required to post a bond. Bank and Employee agree that all remedies available to Bank shall be cumulative.

9. Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.

10. No Set-Off by Employee. The existence of any claim, demand, action, or cause of action by Employee against Bank or any Affiliate of Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Bank of any of its rights under this Agreement.

11. Notices. All notices, requests, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:

If to Bank:	If to Employee:

SmartBank 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919 Attention: President/CEO	Robert W. Kuhn, Jr. 13397 North River Farm Drive Northport, Alabama 35473

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above.

12. Assignment. Bank may assign this Agreement and its rights hereunder, and may delegate is duties and obligations under this Agreement, in each case without the consent of Employee, including by way of merger. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Employee hereunder may be assigned or delegated by Employee. Subject to the preceding provisions of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13. Waiver. A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless in a writing signed by the Party granting such waiver, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.

14. Mediation. Except with respect to Section 7, Section 8, and Section 22 and except as provided in Section 15, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding, confidential mediation before resorting to any other process for resolving the dispute.

15. Applicable Law and Choice of Forum. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Eastern District of Tennessee, Knoxville Division, or the courts of the State of Tennessee sitting in Knoxville, Knox County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.

16. Interpretation. Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

17. Entire Agreement. This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless made in writing and signed by all Parties.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

19. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

20. Legal Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party may be entitled at law or in equity.

21. Survival. The rights and obligations of the Parties under Sections 4(j), 5(a)(ii), 5(b)(i), 5(f), 6, 7, 8, 14, 15, 20, 21, 23, 24, and 26 shall survive the expiration and/or termination of this Agreement and the termination of Employee’s employment hereunder for the periods expressly designated in such sections or, if no such period is designated, for the maximum period permissible under applicable law.

22. Representations Regarding Restrictive Covenants and other Agreements. Employee represents and warrants to Bank that (a) the execution, delivery, and performance of this Agreement by Employee do not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Employee is a party or by which Employee is bound and (b) Employee is not, and will not become, a party to or bound by (i) any employment, non-competition, non-solicitation, or confidentiality agreement with any other person or (ii) any other agreement which would prohibit or impair Employee from providing or performing for Bank the services contemplated by this Agreement.

23. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Bank to Employee:

(a) The payment (or commencement of a series of payments) hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a Separation from Service, at which time such non-qualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee as set forth in this Agreement as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate Separation from Service.

(b) If Employee is a specified employee (as determined by Bank in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Employee’s Separation from Service with Bank, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting Employee to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Employee in a lump sum cash payment to be made on the earlier of (x) Employee’s death and (y) the first business day of the seventh month immediately following Employee’s Separation from Service.

(c) Any payment or benefit paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A of the Code pursuant to Treasury Regulations § 1.409A-1(b)(9)(v) will be paid or provided to Employee only to the extent that expenses are not incurred or the benefits are not provided beyond the last day of Employee’s second taxable year following Employee’s taxable year in which the Separation from Service occurs, provided that Bank reimburses such expenses no later than the last day of the third taxable year following Employee’s taxable year in which Employee’s Separation from Service occurs.

(d) It is the Parties’ intent that the payments, benefits, and entitlements to which Employee could become entitled in connection with Employee’s employment under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.

(e) While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall Bank or its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

(f) No deferred compensation payments provided for under this Agreement shall be accelerated to Employee.

24. Tax Matters.

(a) Withholding of Taxes. Bank may deduct and withhold from any amounts payable under this Agreement all federal, state, city, or other taxes Bank is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

(b) Excise Tax.

(i) In the event that any payments or benefits provided or to be provided by Bank or its Affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 24(b), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(ii) The Covered Payments shall be reduced in a manner that maximizes Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(iii) If, notwithstanding any reductions described in this Section 24(b), the IRS determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), then this Section 24(b) shall be reapplied based on the IRS’ determination and Employee shall be obligated to pay back to Bank, within 30 days after a final IRS determination or, in the event that Employee challenges the final IRS determination, a final judicial determination, the portion of the Covered Payment required to avoid imposition of the Excise Tax.

(iv) Any determination required under this Section 24(b), including whether any payments or benefits are parachute payments, shall be made by Bank in its sole discretion. Employee shall provide Bank with such information and documents as Bank may reasonably request in order to make a determination under this Section 24(b). Bank’s determinations shall be final and binding on Bank and Employee.

25. Regulatory Restrictions. The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state or federal banking laws, rules, and regulations.

26. Right to Contact. Employee acknowledges and agrees that Bank shall retain and have the right to contact any new or potential employer of Employee (or other business) and apprise such person of Employee’s responsibilities and obligations owed under this Agreement.

27. Effectiveness of Agreement. For the avoidance of doubt, this Agreement shall not become effective and shall have no force or effect, and the Parties shall have no obligations or liability hereunder, in the event the Bank Merger is not consummated.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first written above.

BANK:	SMARTBANK

	By:	/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President and Chief Executive Officer

EMPLOYEE:
/s/ Robert W. Kuhn, Jr.
Robert W. Kuhn, Jr.

(Signature Page to Employment Agreement)